Exhibit 99.1

Bank of South Carolina Corporation Announces Third Quarter Earnings & James Island Office

CHARLESTON, S.C., Oct. 14, 2021 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,726,937, or $0.31 and $0.30 basic and diluted earnings per share, respectively, for the quarter ended September 30, 2021 – an increase of $23,666, or 1.39%, from earnings for the quarter ended September 30, 2020 of $1,703,271, or $0.31 and $0.30 basic and diluted earnings per share, respectively. Unaudited earnings for the nine months ended September 30, 2021 increased $480,271, or 10.16%, to $5,205,696 compared to $4,725,425 for the nine months ended September 20, 2020. Annualized returns on average assets and average equity for the nine months ended September 30, 2021 were 1.23% and 12.64%, respectively, compared with September 30, 2020 annualized returns on average assets and average equity of 1.28% and 11.77%, respectively.

The Bank of South Carolina Corporation also announced a new future banking office at 1730 Maybank Highway on James Island. The bank will occupy an existing building, which will undergo renovation next year, and anticipates opening in the second quarter of 2023.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We are encouraged with our earnings to-date despite relatively low loan demand. Nonetheless, considerable contributions provided by our mortgage operation have helped to offset the impact of compressed lending margins. We have processed all forgiveness requests related to round one of the PPP program, and we are actively assisting clients with round two. The bank remains well capitalized by regulatory measures, and we'll continue to manage our expenses closely.

As we approach the second anniversary of the opening of our North Charleston office, which continues to grow and prosper, we are pleased to announce further growth within our market. This new office on James Island will not only allow us to better serve our existing clients on James Island and the surrounding islands, but it affords us the opportunity to introduce our kind of banking to new clients as well. We look forward to the future opening of this office and to finishing out another successful year."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) September 30,	(Unaudited) September 30,
	2021	2020

Common stock shares outstanding	5,536,661	5,519,259
Book value per share	$ 9.83	$ 9.88
Total assets	$ 691,778,578	$ 529,100,090

Three Months Ended

Net income	$ 1,726,937	$ 1,703,271

Basic earnings per share	$ 0.31	$ 0.31
Diluted earnings per share	$ 0.30	$ 0.30

Weighted average shares outstanding:
Basic	5,535,906	5,527,696
Diluted	5,686,250	5,696,247
Nine Months Ended
Net income	$ 5,205,696	$ 4,725,425
Basic earnings per share	$ 0.94	$ 0.85
Diluted earnings per share	$ 0.92	$ 0.83
Weighted average shares outstanding:
Basic	5,528,868	5,529,189
Diluted	5,684,484	5,695,614

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. A sixth office at 1730 Maybank Highway on James Island is anticipated to open in the second quarter of 2023. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500